Exhibit 21.1

Subsidiaries of Vidéotron Ltée

Name of Subsidiary (Jurisdiction of Incorporation)

Vidéotron TVN inc. (Quebec)
CF Cable TV Inc. (Canada)
Videotron (Regional) Ltd. (Canada)
Vidéotron (1998) ltée (Quebec)
Le SuperClub Vidéotron ltée (Quebec)
Groupe de Divertissemement SuperClub inc. (Quebec)
Télé-Câble Charlevoix (1977) inc. (Quebec)
Société d'Édition et de Transcodage T.E. ltée (Quebec)